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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Spaghetti Warehouse, Inc.


We consent to incorporation by reference in Registration Statement Nos. 33-86756, 33-33555, 33-38603, and 33-69024 of Spaghetti Warehouse, Inc. of our
report dated August 7, 1998, except as for Note 10, which is as of September 18, 1998, relating to the consolidated balance sheet of Spaghetti Warehouse, Inc. and subsidiaries as of June 28, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, which report appears in the June 28, 1998 annual report on Form 10-K of Spaghetti Warehouse, Inc.


                                    KPMG PEAT MARWICK LLP


Dallas, Texas
September 22, 1998